Exhibit 99

                           FPIC INSURANCE GROUP, INC.
                              ANNOUNCES ELECTION OF
                              ROBERT E. WHITE, JR.
                      AS PRESIDENT OF INSURANCE SUBSIDIARY

JACKSONVILLE, Fla. (Business Wire) - October 15, 2002 - FPIC Insurance Group, Inc. (the "Company") (Nasdaq: FPIC) announced today that Robert E. White, Jr. has been elected President of First Professionals Insurance Company, Inc. ("First Professionals"), an insurance subsidiary of the Company, effective November 1, 2002.

Mr. White joined First Professionals in 2000 and currently serves as Executive Vice President and Chief Operating Officer. Mr. White has 35 years of insurance industry experience, specializing in medical professional liability insurance.

David L. Rader will retire from his position as President and Chief Executive Officer of First Professionals effective October 31, 2002, and thereafter will continue his association with the Company on a consulting basis.

John R. Byers, the Company's Chief Executive Officer, commented, "We are delighted to announce Bob White's promotion to President of First Professionals. He has tremendous expertise and experience in medical professional liability insurance and will continue to be a great asset to our organization. We appreciate David Rader's contributions over the past three years and are pleased to continue to have access to his expertise on a consulting basis."

                                Corporate Profile
FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of professional liability insurance for physicians, dentists and other healthcare providers, primarily in Florida and Missouri. The Company also provides management and administration services to Physicians' Reciprocal Insurers, a New York medical professional liability insurance reciprocal, and third party administration services both within and outside the healthcare industry. Its insurance subsidiaries, First Professionals Insurance Company, Inc., Anesthesiologists Professional Assurance Company, Intermed Insurance Company and Interlex Insurance Company, have a group rating of A- (Excellent) from A.M. Best.

                                     Contact
                                Roberta Goes Cown
                   Senior Vice President and Corporate Counsel
                          904/354-2482, Extension 3287

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